Exhibit 10.18

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is dated as of October l, 2017, with exclusive effectiveness as of October 1, 2017 (the "Effective Date"), by and between OXYS Corp. 705 Cambridge STR Cambridge, MA 02141 (the "Company"), and DATHNA Partners LLC, having an address at 40 Richards Road, Port Washington, NY 11050 (the "Consultant") (collectively the "Parties").

WHEREAS, the Company owns and operates a business, and Consultant is an experienced financial professional; and

WHEREAS, the Company desires to retain Consultant, and Consultant desires to be retained by the Company;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the Company and Consultant hereby agree as follows:

Section l.           Engagement of Services

1.1      Scope of Services. The Company has requested Consultant and Consultant has agreed to provide introductions to financial institutions.

Section 2.          Term of Agreement

2.1       Term. The exclusive engagement of the Consultant hereunder by the Company shall commence as of the Effective Date and shall continue for a three month period ending January I, 2018, unless extended by mutual written agreement of the Parties.

Section 3.          Compensation

3.1       Payment. In consideration of entering into this Agreement the Company agrees to pay to Consultant 30,000 shares of restricted common stock of the Company (the "Consultant Shares") which shall be earned in the following manner: 10,000 shares will be earned by the Consultant on the first day of the month for the period of the contract. (October, November, December). These shares are presently restricted and there are two mechanisms available for removing the restriction: i) Rule 144 which becomes available July 28, 2018, and ii) an S1 registration for all shares. The company agrees that all shares issued to the Consultant will be included in any upcoming S1 registration that the Company may undertake.

Section 5.          Exclusivity

5.1      Exclusivity. This agreement shall entitle DATHNA Partners LLC. the exclusive right to act as sole representative of the company for the purpose of introductions to professional advisory and introductory services.

Section 6.          Independent Contractor

6.1      Independent Contractor. Consultant shall be an independent contractor in the performance of the consulting services contemplated hereunder. This Agreement shall not be interpreted as creating an association, joint venture, or partnership relationship between the Parties or as imposing any employment, or partnership obligation, or liability on any party. The Company shall not, and shall not have any obligation to, withhold or pay income tax, workers compensation, pension, deferred compensation, welfare, insurance, and other employee taxes on behalf of Consultant. Any and all sums subject to deductions, if any, required to be withheld and/or paid under any applicable state, federal or municipal laws or union or professional guild regulations shall be Consultant's sole responsibility and Consultant shall indemnify and hold Company harmless from any and all damages, claims and expenses arising out of or resulting from any claims asserted by any taxing authority as a result of or in connection with said payments.

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Section 7.           Indemnification

7.1       Indemnification. The Company hereby agrees to indemnify, hold harmless and provide contribution and reimbursement to, Consultant pursuant to this Agreement. to the fullest extent permitted by applicable law from and against any and all claims, demands, losses, liability, damages or expenses (including reasonable attorneys' fees) that may be incurred by the Consultant or arise in any way from Consultant's engagement of services on behalf of the Company, including but not limited to, dealings with any and all employees or staff, clients or potential clients, or other individuals or entities with which the Company and/or Consultant may interact, and reliance by Consultant on any documents and information provided by the Company in connection with the consulting services, provided, however, that the Company will not be liable for claims, demands, losses, liability, damages or expenses that arise from the gross negligence or willful misconduct of the Consultant.

Section 8.     General Provisions

8.1       Governing Law. The Parties acknowledge and agree that the validity, construction, enforcement, and interpretation of this Agreement shall be governed by the Laws of the State of New York and the federal laws of the United States of America, without regard to the conflict of laws principles thereof.

8.2       Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties as to the subject matter of this Agreement and supersedes any previous or contemporaneous agreement, representation, or understanding, whether oral or written, by either Party. Notwithstanding the foregoing, Consultant acknowledges that it is a party to a certain Non-Disclosure Agreement with the Company dated as of the date hereof, the terms of which shall apply to this Agreement. In the event of any conflict between the Non-Disclosure Agreement and this Agreement, the Non-Disclosure Agreement shall govern.

8.3      No Oral Modification. Any extension, amendment, modification, cancellation or termination of this Agreement shall be valid only if it is in writing and signed by each Party to it. In the case of the Company, the writing must be signed by its President.

8.4       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and have the same force and effect, and all of which taken together shall constitute one and the same agreement, it being understood that both Parties need not sign the same counterpart.

8.5       Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the Parties acknowledge and consent that the court or arbitrator may revise such language as necessary to effect the intent of the Parties and this Agreement.

8.6       Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered (i) by mail, postage prepaid and registered or certified with return receipt requested, (ii) by overnight courier, (iii) by facsimile or email, or (iv) by delivering the same in person. Notices shall be sent to the last known addresses of the Parties or to such other address or addresses as any Party may designate by notice as provided above.

8.7       Binding Authority and Effect. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement Consultant represents and warrants that it has the authority to act on behalf of the Consultant and to bind the Consultant and all who might claim through it to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

OXYS, Corp.

By:	/s/ Giro DiBiase
Name:	Giro DiBiase
Title:	CEO

DATHNA PARTNERS LLC

By:	/s/ Louis Rabman
Name:	Louis Rabman
Title:	President

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